Exhibit 99.1

Conference Call Transcript

PWAV - Q1 2006 Powerwave Technologies Earnings Conference Call

Event Date/Time: May. 02. 2006 / 5:00PM ET

CORPORATE PARTICIPANTS

Kevin Michaels

Powerwave Technologies - CFO

Ron Buschur

Powerwave Technologies - President and CEO

CONFERENCE CALL PARTICIPANTS

Mike Ounjian

Credit Suisse - Analyst

Brian Modoff

Deutsche Bank - Analyst

Jeff Kvaal

Lehman Brothers - Analyst

Mike Walkley

Piper Jaffray - Analyst

Kim Anderson

JPMorgan - Analyst

Mark Donohue

Ferris, Baker Watts - Analyst

Rajiv Jenveja

Jefferies & Company - Analyst

Ken Muth

Robert Baird - Analyst

Mark Cohodes

Rocker Partners - Analyst

James Faucette

Pacific Crest Securities - Analyst

Frank Marsala

First Albany - Analyst

Tony Rao

East Shore Partners - Analyst

Rich Valera

Needham & Company - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen. Thank you for your patience, and welcome to the first quarter 2006 Powerwave Technologies earnings conference call. My name is Bill, and I will be your conference coordinator for today. [OPERATOR INSTRUCTIONS] As a reminder, today’s conference is being recorded for replay purposes. I would now like to turn the conference over to your host for today’s presentation, Mr. Kevin Michaels, Chief Financial Officer. Please proceed, sir.

Kevin Michaels - Powerwave Technologies - CFO

Thank you, and good afternoon, everyone, and welcome to the Powerwave Technologies first quarter 2006 financial results conference call. Joining me on today’s call will be Ron Buschur, Powerwave’s President and Chief Executive Officer.

Before starting, I’d like to point out that various remarks we may make about future expectations, plans, and prospects for Powerwave, including but not limited to — anticipated revenues and revenue growth rates; operating margins; gross profit margins; earnings per share levels; revenue composition; improvements in cost structure; the timing for completion of the integration of the REMEC Wireless acquisition; cost savings related to the REMEC Wireless acquisition; demand levels for the Company’s product lines; trends in the wireless infrastructure market; the timing of product deliveries and future orders; expense levels; capital expenditure rates; inventory turns; tax rates; cash flows; and days sales outstanding are all forward-looking statements. These statements are all subject to numerous risk and uncertainties that could cause Powerwave’s actual results to be materially different from those projected or implied. Some of the risk and uncertainties include our ability to accurately forecast and anticipate customer orders; integrate acquisitions and realize anticipated cost savings and synergies; fluctuations in foreign currency; the ability to implement new ERP systems; the impact of competitive products and pricing; economic and political conditions; and the loss of one or more significant customer accounts. Please refer to our press release, Powerwave’s current Form 10-K for the year ended January 1st, 2006, and other filings which are on file with the Securities and Exchange Commission for additional information on factors which could cause our actual results to be different from those projected or implied.

In addition, on this call, we will discuss non-GAAP financial information. A reconciliation of the non-GAAP financial information to our financial statements as prepared under GAAP is included in our press release dated today, which can be found on our website at powerwave.com and on Business Wire.

With all this in mind, I’d like to start by quickly reviewing our financial results, which are also summarized in our press release. Net sales for the first quarter of 2006 were 193.1 million, which is within our pre-announced range of 190 to 200 million for the first quarter. As we previously announced, we experienced stronger seasonality than we were anticipating for the first quarter, coupled with slower-than-expected demand from a major North American wireless network operator, which significantly impacted our first quarter revenues. For the first quarter, approximately 3 million of acquisition-related charges and expenses are included within costs of goods sold, and approximately 2.2 million is included in operating expenses.

For the first quarter, our gross margin on a GAAP basis is 19.7%. Excluding the 3 million of acquisition-related intangible asset amortization in our cost of goods sold for the first quarter, we would have reported a gross profit margin of 21.2%.

For the first quarter, sales and marketing expenses were 8.8 million, R&D was 15.5 million, and G&A was 14.3 million. Including the acquisition and restructuring-related charges and expenses of 2.2 million, our total operating expenses were 40.8 million.

For the first quarter, we had an operating loss of 2.9 million, which includes the acquisition-related charges and expenses of approximately 5.3 million. Excluding these charges and expenses, on a pro forma basis, we would have reported an operating profit of 2.4 million. We had net other income for the quarter of 850,000.

On a GAAP basis, our total net loss before taxes was 2 million. For the first quarter, our effective tax rate is approximately 13.7%, producing a net loss after tax of 2.3 million. The basic and the diluted loss per share is $0.02, based on weighted average shares outstanding of approximately 111.7 million shares.

On a pro forma basis, excluding the acquisition-related charges and expenses of 5.3 million and utilizing the same effective tax rate for the quarter, our net income after taxes would have been 2.8 million, or a diluted earnings per share of $0.03, based on diluted weighted average shares outstanding of 144.4 million.

I want to note that Powerwave implemented FAS 123R share-based payments for the first quarter. Therefore, both the GAAP and the pro forma results include the impact of approximately 1 million of pre-tax compensation expense, almost all of which is included in operating expenses. This expense contributed to an approximately $0.01 reduction to EPS for both GAAP and pro forma results for the first quarter.

Now I’d like to describe our revenues on a geographic basis. Our total Americas revenues for first quarter of 2006 were approximately 58.2 million, or 30% of revenues, which represents a significant reduction from our fourth quarter 2005 Americas revenues of 104.7 million, or 40% of revenues. For the first quarter of 2006, our total Asian sales accounted for approximately 13% of revenues, or 24.3 million. And our total European and other international revenues were 110.6 million, or approximately 57% of revenues.

For the first quarter, our wireless communications business unit represented approximately 94% of our revenues. Our contract manufacturing business accounted for approximately 6% of our revenues, or 11.3 million. Also for the first quarter, sales of products within antenna systems totaled 51.2 million, or 26% of our revenues. Base station systems sales totaled 112.1 million, or 58% of revenues. And coverage systems sales totaled 18.5 million, or 10% of revenues. Also for the first quarter, our total 3G-related sales were approximately 45 million, or approximately 23% of our total revenues.

In terms of our customer profile for the first quarter, our total OEM sales accounted for approximately 53% of our total revenues, which is up significantly from the preceding quarter’s percentage of 45% for OEM sales. Also for the first quarter, our total direct and operator sales accounted for approximately 41% of our total revenues, which is down from 52% of revenues in the preceding quarter. Our contract manufacturing customers accounted for the remaining 6% of revenues in the first quarter.

Our total consolidated gross profit margin was 19.7% for the first quarter on a GAAP basis. On a pro forma basis, excluding 3 million of acquisition-related intangible amortization, our total gross profit margin would have been 21.2%. Our gross margin declined in the first quarter due to our significant revenue shortfall, which contributed to poor absorption of our manufacturing overhead and delays in achieving certain material cost reductions, all of which combined to impact our gross margins.

Also contributing to a negative impact on our gross margins was the significant shift for the quarter in the mix of our business to OEM-based products when compared to the preceding fourth quarter mix. We did not anticipate our revenue shortfall as well as the product mix shift, which both contributed to our low gross margins for the quarter. We currently expect to see significant improvement in our gross margins in the second quarter, and on a pro forma basis, we currently expect to be back in the low end of our targeted gross margin range of the mid- to high-20% range.

In terms of other income, we recorded approximately 850,000 of other income in the first quarter of 2006. Contributing to this other income were higher interest rates during the quarter that caused our interest income to exceed our interest expense for the quarter, as well as our net foreign currency impact was positive for the quarter.

For the first quarter, our effective tax rate was 13.7%. While we are continuing to evaluate our future tax rate based upon our diverse international operations, we currently estimate that our effective worldwide tax rate will be approximately 10% for fiscal 2006. I want to stress that this estimate will fluctuate based upon our actual results.

Next, I’ll quickly review our balance sheet. Total cash at April 2nd, 2006 was approximately 244.5 million, of which 5.1 million is reflected as restricted cash. This represents a net increase in cash from the fourth quarter of approximately 7 million. Our operating cash flow for the first quarter was a net use of cash of approximately 10 million, and our capital spending totaled approximately 3 million for the quarter.

For the first quarter, our net inventory was 117.3 million, which represents an increase of approximately 16 million from the fourth quarter, and represents inventory turns of approximately 5.3 times. This increase in inventories due to our revenue shortfall for the first quarter.

Our total net accounts receivable were 213.1 million, which represents AR days sales outstanding of approximately 100 days, which is due to the back-end nature of the first quarter, as well as the pressure for longer payment terms from many of our customers. Going forward, we expect to maintain our DSOs in a range of 80 to 90 days.

Now, before turning the call over to Ron, I would like to provide you with our updated financial guidance for the second quarter of 2006 and an update for fiscal year 2006. Please note that our guidance is subject to a number of risk and uncertainties that could impact our future outlook and results, and many of these are detailed in our public filings with the SEC.

With all that in mind, based upon our current outlook and order patterns we see, as well as forecasts from our various customer bases, we have established a revenue range of 240 to 260 million for our second quarter. Our current pro forma earnings estimate for the second quarter, excluding any restructuring and acquisition-related charges and expenses is expected to be in the range of $0.11 to $0.15 per share.

In terms of looking at 2006 for the full year, taking into account our first quarter actual results, we currently anticipate that our overall annual revenues will reach the $1 billion range for 2006 and that our pro forma EPS for the year will be in the range of $0.55 to $0.65.

Now I’d like to turn the call over to Ron Buschur, Powerwave’s President and Chief Executive Officer.

Ron Buschur - Powerwave Technologies - President and CEO

Thank you, Kevin, and good afternoon, everyone. As we stated in our Q4 guidance, we expected our Q1 sales to be impacted by some global seasonal demand weakness, but certainly not to the level we experienced in North America market. I want to stress that we, at Powerwave, are extremely disappointed with our results for the first quarter, and we are utilizing all of our resources to ensure we get back on track, starting here in our second quarter.

We do believe that the wireless infrastructure industry has a number of growth opportunities. We see strong subscriber growth rates, additional 2.5 and 3G network rollouts and increased minutes of use. We continue to believe that Powerwave is in an excellent position to build upon and capture these opportunities in the global market.

As we have stated, our first quarter was a challenging quarter and was impacted by a number of factors, including a slower-than-expected seasonal beginning of the year, coupled with delays in purchasing by one of our major customers in the North America market. This is clearly demonstrated by our customers’ percentages for the first quarter, with only two customers accounting for over 10% of sales for the quarter. Our largest customer for the first quarter was Nokia, who accounted for approximately 15% of sales; followed by Siemens, who represented 12% of sales for the quarter; and Cingular represented approximately 10% of sales for the quarter.

Regarding the outlook for Q2, we are very pleased with the customer activities and the level of spending we are experiencing globally. We believe we will continue to see strong multi-year spending patterns from various North American operators regarding wireless infrastructure equipment.

In terms of new business opportunities, we continue to introduce a wide range of new products and features to the wireless infrastructure marketplace. At the recent CTIA trade show, we showcased a number of new products, including our next-generation Clean Site Monopole antenna platform — which combines multi-band antennas with high-performance, tower-mounted amplifiers utilizing a remote electrical downtilt and filters under a single radome, this creates an ideal new platform for dense urban areas — our next-generation wideband CDMA Indoor Nano Repeater, which provides what we believe to be the industry’s smallest functional indoor wideband CDMA repeater product; and our new VersaFlex family of base station enclosures — which incorporates an innovative modular design that provides wireless operators with a footprint over 40% smaller than any competing products, while providing a larger equipment capacity and faster installation time, resulting in significant cost savings for the network operators.

With all of our new and existing products, we continue to believe that the demand for the wireless infrastructure products are strong, and we are continued to be positioned well to be the leader in innovation in this industry.

I would now like to provide an update with the REMEC integration activities. The activities that we have already taken through the first quarter will generate approximately $40 million of annual cost savings. We are very pleased with the progress we have made on the integration activities and the acceptance from our customers globally. I believe they have seen and experienced the advantage that the combined entity will bring from a product, design, and manufacturing perspective.

As we previously discussed in the last quarter’s conference call, we do still anticipate that we will have implemented by the end of the second quarter the necessary actions to enable us to meet our target of $50 million of annual cost saving synergies.

In looking at our industry, I remain quite optimistic about the industry’s future. We believe, on a macro level, there will be continued spending in the North America markets in GSM, wideband CDMA and EVDO networks. We continue to see from our European and Asian operators a continued desire to upgrade and deploy additional 2G and 3G networks utilizing Powerwave’s coverage and capacity solutions. We are extremely pleased and excited about our new product acceptance and performance that our customers have seen.

In spite of a very poor start for the year, I believe we continue to be well positioned to surpass the $1 billion annual rate for fiscal year 2006. I believe that we are well positioned and Powerwave will certainly be in an excellent position to capitalize on the growth within this industry. And I would like to assure you that we will do everything possible to deliver the types of performances that you have come to expect from Powerwave Technologies.

I would now like to turn the call over to the Operator and address any questions you may have.

QUESTION AND ANSWER

Operator

Thank you, very much, sir. [OPERATOR INSTRUCTIONS] Our first question comes from the line of Mike Ounjian of Credit Suisse. Please proceed, sir.

Mike Ounjian - Credit Suisse - Analyst

Great. Thanks. Ron, could you talk a little bit about so far in the quarter how you’ve been seeing demand trend with the customer that slowed down in Q1? And just what you’d expect relative to your guidance in terms of linearity in the quarter? Obviously Q1 was — appeared to be very back-end loaded. Based on what you’ve seen so far, does it look that we’ll go back to a more typical pattern in the second quarter?

Ron Buschur - Powerwave Technologies - President and CEO

Yes, Mike. We certainly see much better linearity already, as we’ve only have about a month under our belt of this quarter compared to the previous quarter. And as we’ve stated, we do believe that there is spending that’s taking place within the North America market segment. And the customer that we have is clearly on track to try to pick up and start continuing to deploy equipment within the network, which is a very positive step for us. And as far as looking out past this quarter, we certainly, obviously, believe that there will be continued spending at a global basis within the marketplace, which gives us the confidence that we can still exceed the $1 billion of revenue for this year.

Mike Ounjian - Credit Suisse - Analyst

Great. Thanks. On the gross margin guidance, Kevin, does that contemplate that the revenue mix would go back between carriers and OEMs towards your more balanced level as it has been historically? And is that what you’re seeing so far this quarter?

Kevin Michaels - Powerwave Technologies - CFO

Yes. That’s our expectations — it will trend back towards what it had been running the last few quarters, and that’s our expectation.

Mike Ounjian - Credit Suisse - Analyst

Great. Thank you.

Ron Buschur - Powerwave Technologies - President and CEO

Sure.

Operator

Thank you, very much, sir. Ladies and gentlemen, your next question comes from the line of Brian Modoff of Deutsche Bank. Please proceed.

Brian Modoff - Deutsche Bank - Analyst

Yes, Ron, can you kind of talk about your visibility on the — it’s quite a sequential improvement in revenues. Can you give us an indication, what do you have in backlog? And how is your visibility on that number?

Ron Buschur - Powerwave Technologies - President and CEO

Well, one of the things that we typically don’t do, Brian, as you know, is give much credence to backlog just based on the demand pulls that typically are used in our segment of the business. But we do have a strong indication and we’re pretty comfortable with the sales flows and the orders that we have on our books today, and that we’ve been able to ship already this first month that give us a lot of confidence in the linearity of the quarter, plus the ability for us to meet the range that we have given.

Brian Modoff - Deutsche Bank - Analyst

And, yes, last quarter you had some confidence in that number, too, as you were predicting less-than-normal seasonality. What is it about this quarter you think that’s different from the visibility you had last quarter on that guidance?

Ron Buschur - Powerwave Technologies - President and CEO

Well, we certainly — as we missed the expectation that we had set from a revenue perspective, we have spent a great deal of time with all of our customers. And we look at the pipeline that we have as far as the sales funnel today, and we’re very comfortable that we will be able to move forward through the quarter and meet the expectation based on the visibility that they’ve given us.

Brian Modoff - Deutsche Bank - Analyst

Okay. And, Kevin, on the operating expenses, do you anticipate holding those somewhat flat sequentially? Or, kind of, what’s your view on that?

Kevin Michaels - Powerwave Technologies - CFO

I think they’ll be generally flat. There will probably be a slight increase in the sales expenses and hopefully tied to higher revenues. But otherwise, they should be about flat.

Brian Modoff - Deutsche Bank - Analyst

And, then, are you — this pro forma, are you including options expensing in that?

Kevin Michaels - Powerwave Technologies - CFO

No. I mean, the option expenses is in our numbers, but it’s not broken out. So it would be —

Brian Modoff - Deutsche Bank - Analyst

Okay. So it would be incremental if you were to exclude options?

Kevin Michaels - Powerwave Technologies - CFO

Correct.

Brian Modoff - Deutsche Bank - Analyst

Okay. And, then, Ron, on the wireless equipment or coverage systems, the one thing notable is — if you look at the year on year on that side, it’s kind of down Q1 from Q1 of ‘05. Your other businesses are up year on year. Anything there you see? Or what’s your view on that?

Ron Buschur - Powerwave Technologies - President and CEO

No. I mean, we’re about $2 million off of what we were last year. But keep in mind we had the point-to-point business that we had sold in there as well, Brian. So if you break that out and you really look at our coverage solutions products, comparing, let’s say, this March quarter compared to the December quarter, you’ll see that, certainly, we have had an improvement in revenue by about 1.3 million.

Brian Modoff - Deutsche Bank - Analyst

And what’s you — what’s driving that? What kinds of new products are you seeing stronger demand for sequentially?

Ron Buschur - Powerwave Technologies - President and CEO

Well, we’re seeing a real demand for some of our new repeater products that we had designed and introduced at multiple shows. We certainly believe that, as the 3G networks are more mature and deployed, that we’re going to see opportunities to provide products and solutions to enhance the coverage or fill the holes within those networks, and the in-building coverage aspect of it as well. And we’re seeing the benefit of those products and solutions today.

Brian Modoff - Deutsche Bank - Analyst

Okay. Last question. You had an acquisition last quarter. What percent of the increase do you think is tied to the incremental - is incremental revenue from the acquisition?

Kevin Michaels - Powerwave Technologies - CFO

From - are you talking about in - for the second quarter?

Brian Modoff - Deutsche Bank - Analyst

Yes.

Kevin Michaels - Powerwave Technologies - CFO

It’s less than 5%.

Brian Modoff - Deutsche Bank - Analyst

Okay. Great. Thank you.

Operator

Thank you, very much, sir. Ladies and gentlemen, your next question comes from the line of Jeff Kvaal of Lehman Brothers. Please proceed.

Jeff Kvaal - Lehman Brothers - Analyst

Hi. Thanks, very much. I guess I have two questions here along the same themes, which has to do with the extent of 2006 guidance. The first question is - It sounds as though you folks are looking for some pretty healthy sequential improvements through the balance of the year. I’m wondering, are there specific buildouts that you think that’s going to come from or what drives that confidence?

Ron Buschur - Powerwave Technologies - President and CEO

Well, we certainly know, Jeff, based on what buildouts are going to take place within some of our operator customer base projections that we will see some improvement in growth from a revenue perspective with those customers, as well as some of the sales opportunities that we have in the funnel today and some of the other opportunities and new opportunities we’re bidding on. We think we’re very well positioned to capitalize on those opportunities.

Kevin Michaels - Powerwave Technologies - CFO

And, Jeff, this is Kevin. One of the other things we’d say is, clearly, our view for the market for the industry for this year really hasn’t changed. I mean, we came into the year with a strong view. We still have a strong view. We understand the disappointment we had in the first quarter. And while there was some slowness, a little more seasonality than we anticipated, clearly, our loss was tied to one major customer. And that customer, from everything we know, continues to plan his build, continues to build. As far as we know, we have not lost any market share at that customer.

So, in reality, our view for the year really remains somewhat unchanged. Obviously, we’re — we have reevaluated our positions. We’re trying to be reasonably conservative. But we still think there’s a lot of growth opportunities out there across the marketplace, across a range of operators throughout the global footprint.

Jeff Kvaal - Lehman Brothers - Analyst

Okay. And, then, I guess, secondly, sort of along those lines, the first quarter certainly didn’t pan out as well as we had thought. Certainly. To what extent have you, sort of, redoubled your forecasting techniques to drill a little bit deeper into the carrier spending patterns and second-half visibility?

Ron Buschur - Powerwave Technologies - President and CEO

Well, I mean, we certainly evaluated how we were forecasting and how we were anticipating the sales funnel and how we were going to input that into our forecast moving forward. We spent a great deal of time with our customers to get comfortable with what they had given us from a forecast perspective. And, quite honestly, I think all the guidance that most of the operators in the North America market have given you, as well as ourselves, had indicated that they’re going to be spending at a pretty healthy pattern for the next year-and-a-half or so, and we believe we’re well positioned, as Kevin indicated, to benefit from that.

Jeff Kvaal - Lehman Brothers - Analyst

Okay. And, then, lastly, is T-Mobile or a T-Mobile 3G or a potential Sprint 2.5 gigahertz build a part of your outlook for the year?

Ron Buschur - Powerwave Technologies - President and CEO

Yes, they are, Jeff.

Jeff Kvaal - Lehman Brothers - Analyst

Great. Thank you.

Operator

Thank you, very much, sir. Ladies and gentlemen, your next question comes from the line of Mike Walkley of Piper Jaffray. Please proceed.

Mike Walkley - Piper Jaffray - Analyst

Yes, thanks. Kevin, I missed the beginning. Can you update us on what your commentary around gross margin for the June quarter?

Kevin Michaels - Powerwave Technologies - CFO

Sure. Our target there — we gave our revenue range and our EPS guidance. And our target there is that we believe, on a pro forma basis, we’ll be back in the low end of our target range. And, as you know, our target range is the mid to high 20s. So low end of that range is where our target is.

Mike Walkley - Piper Jaffray - Analyst

Okay. And with the revenue ramp, would that allow your gross margin to move up the range, or is that going to depend on some of the product mix going forward?

Kevin Michaels - Powerwave Technologies - CFO

Well, clearly, obviously, our revenue range is 240 to 260, so, obviously, we’re certainly expecting to have a significant revenue improvement over the first quarter. So that certainly does contribute a lot of the help. And we expect, I think as we mentioned earlier, to have a more even mix between our OEM and operator mix.

Mike Walkley - Piper Jaffray - Analyst

Great. Thank you, very much.

Ron Buschur - Powerwave Technologies - President and CEO

Okay.

Operator

Thank you, very much, sir. Ladies and gentlemen, your next question comes from the line of Kim Anderson of JPMorgan. Please proceed.

Kim Anderson - JPMorgan - Analyst

Thank you. A couple questions on the regional revenue mix. I was a little surprised to see the extent of the weakness in Europe, especially given the strength at Siemens and Nokia and your commentary around the weakness in the quarter particularly falling in North America. And, then, second question, in the reverse is it seems like there’s a little bit of strength in Asia. And I wanted to drill into that a little bit more and understand if you guys have seen any improvements in spending in 2G in that region?

Ron Buschur - Powerwave Technologies - President and CEO

Well, first of all, we are pleased with the growth that we’re seeing in the APAC region. I guess I’m a little surprised maybe on the commentary about the European market being a surprise to you. We indicated previously in our guidance that we expected to see some seasonal decline in revenue based on typical European weakness in that market segment. And if you look, it actually was pretty close to the — about the $20 million that we had anticipated there.

The real surprise lied in the North America market segment, and that’s an area that, certainly, we had a shortfall in. And we recognized that we have to do a much better job of understanding and trying not to be surprised by a customer if they pull back their demand. But that’s pretty challenging when there’s not a lot of customers who are truly spending at the levels that we’re seeing today in the North America operator segment.

Kim Anderson - JPMorgan - Analyst

Okay. So just to make sure I understand, in Asia, in particular, you’re seeing a resurgence in 2G spend, and, then, in Europe, even though Siemens and Nokia looked to be up, your other business in Europe was more of a seasonally weaker trend?

Ron Buschur - Powerwave Technologies - President and CEO

That’s correct. I mean, we did see our business, if you look at it from a Siemens perspective on a pure basis, it was down, it wasn’t up. So we did see some seasonality effect, even within the Siemens account.

Kim Anderson - JPMorgan - Analyst

Okay. I’ll go check my numbers again. Okay. Thank you, very much.

Ron Buschur - Powerwave Technologies - President and CEO

Okay. Thank you.

Operator

Thank you, very much, ma’am. Ladies and gentlemen, your next question comes from the line of Matt Robison of Ferris, Baker Watts. Please proceed.

Mark Donohue - Ferris, Baker Watts - Analyst

Yes, this is Mark Donohue for Matt. Just a quick question on the FAS 123R expenses. Do you have a break down of what those were per expense line?

Kevin Michaels - Powerwave Technologies - CFO

We haven’t broken that down, but I can say, most all of the $1 million is in operating expenses and almost — the largest majority of it’s in G&A.

Mark Donohue - Ferris, Baker Watts - Analyst

G&A?

Kevin Michaels - Powerwave Technologies - CFO

Yes. About 80% of it’s all in G&A.

Mark Donohue - Ferris, Baker Watts - Analyst

Okay. That helps. And, then, what’s your headcount for the quarter?

Ron Buschur - Powerwave Technologies - President and CEO

We’re at about 5,400 employees.

Mark Donohue - Ferris, Baker Watts - Analyst

5,400. Okay. That’s all. Thank you.

Kevin Michaels - Powerwave Technologies - CFO

Thank you.

Operator

Thank you, very much, sir. Ladies and gentlemen, your next question comes from the line of George Notter of Jefferies & Company. Please proceed.

Rajiv Jenveja - Jefferies & Company - Analyst

Hey, guys. This is actually Rajiv Jenveja for George. Had a couple question. One on China and the timing of 3G in China. It’s obviously no big surprise that China’s 3G spend is getting pushed out. I guess I’m just wondering what your assumption in your full year guidance is for China spend? I know in the past you’ve said you could — it could turn on in Q2, Q3. So what — in that $1 billion, how much of that is coming from China 3G spending activity?

Ron Buschur - Powerwave Technologies - President and CEO

Well, I’m not sure that we ever had anticipated and given guidance that we were looking for the 3G license to be deployed in China for us to meet any of our revenue guidance. In fact, we’ve always been a little bit conservative in our view of the license from the regulatory agencies actually being released and having an impact on our revenue. Certainly, when those regulatory agencies release those licenses, we think we’re very well positioned and we should benefit from that, and that should be additional upside for us.

Rajiv Jenveja - Jefferies & Company - Analyst

Okay. So right now it’d be an ‘07 event? It’s not in the ‘07 — the ‘06 numbers?

Ron Buschur - Powerwave Technologies - President and CEO

That’s correct.

Rajiv Jenveja - Jefferies & Company - Analyst

Okay. And, then, on — I guess on the operating margins, I just want to kind of get a sense of what the long-term operating margin or operating model is here. In the past, you’ve talked about 10%, and you obviously hit that in Q4 and here in Q1 with the weaker top line, it’s not quite there. Is that still the long-term target? And is that still what you think is doable?

Kevin Michaels - Powerwave Technologies - CFO

Definitely, that’s the target, and that’s what we think on a long-term basis is definitely doable.

Rajiv Jenveja - Jefferies & Company - Analyst

Okay. And, the last question is just on this VersaFlex product line, the base station enclosures. Did we see any revenues there? Is that a Q2 revenue opportunity? And how big of an opportunity is that?

Kevin Michaels - Powerwave Technologies - CFO

Well, first off, it’s a Q2 going-forward opportunity. There was probably a couple hundred thousand dollars in Q1, very small.

Rajiv Jenveja - Jefferies & Company - Analyst

Okay.

Kevin Michaels - Powerwave Technologies - CFO

We brought on that product line right in the last week. And in terms of opportunity, we’re real excited about this as a product segment. As we said, for Q2 in our guidance, it’s less than 5%, but we think it’s an exciting place for us to be. It fills out part of our product line, it allows to us provide a complete solution. And we think there’s some pretty good growth opportunities in that product segment for this year, definitely.

Rajiv Jenveja - Jefferies & Company - Analyst

Okay. Great. Thank you.

Ron Buschur - Powerwave Technologies - President and CEO

Thank you.

Operator

Thank you, very much, sir. Ladies and gentlemen, your next question comes from the line of Ken Muth of Robert Baird. Please proceed.

Ken Muth - Robert Baird - Analyst

Hi. Could you tell me on the guidance that you gave, do you expect, kind of, typical Q3 seasonality, meaning it would be down sequentially or because it’s kind of the re-established guidance numbers, that it would be up sequentially?

Kevin Michaels - Powerwave Technologies - CFO

I think, in looking at Q3, I do think the summer in Europe is usually kind of flat and down some, but the North American market doesn’t typically have that kind of slow down. And, clearly, with the number of things going on in North American marketplace, you have Cingular, you have — we think both Sprint Nextel and T-Mobile, we think the second half of the year has some good growth in it. So, we think there’s a good possibility for that to have some growth there. I mean, obviously, we haven’t broken that out as a straight forecast yet, but I think our forecast would plan that to be up somewhat.

Ken Muth - Robert Baird - Analyst

Okay. And, then, you’d mentioned, obviously, talking about the spectrum options coming up here. Given that that would be, kind of, the June timeframe, do you think the spending would be in — some of it in Q3 or you’d see most of the impact to your revenue line in Q4?

Ron Buschur - Powerwave Technologies - President and CEO

Well, it depends on the timing, Ken, but I do think we’ll see, maybe, a small amount in Q3 but, certainly, Q4 I think is when we would see the majority.

Ken Muth - Robert Baird - Analyst

Okay. Then, just last comment is on the contract manufacturing side. I mean, any updated, additional thoughts you have there on what to do with that division? I know it’s not real strategic to the rest of the business.

Ron Buschur - Powerwave Technologies - President and CEO

Well, it certainly isn’t, maybe, strategic to the business, but I think, as you can see, we’re pretty pleased with the growth that we’ve been able to show this quarter with that business, and it certainly is contributing to the bottom line success of the Company. And the customer base that we have there, Volvo, having Ford Motor Company, having Saab, and having Tetra Pak as some of our leading customers out of that side as well as Ericsson, there is some advantages from a customer perspective. And we do believe that at the right time we’ll be able to position this product — or this division in the light to where I think it will be strategic and fit into someone’s business long-term. But we’re certainly committed to that business today, and we believe that it adds value to Powerwave.

Ken Muth - Robert Baird - Analyst

Great. Thank you.

Operator

Thank you, very much, sir. Ladies and gentlemen, your next question comes from the line of Mark Cohodes of Rocker Partners. Please proceed.

Mark Cohodes - Rocker Partners - Analyst

Thank you. As I sometimes say, there’s no greater motivator than disrespect, and sometimes it’s good to pick yourself up from the dirt and dust yourself off. Can you comment a little bit about some of the consolidation amongst your customers and among some of your competitors and how that plays for you?

Ron Buschur - Powerwave Technologies - President and CEO

Mark, we certainly, as we always had indicated, are looking forward to maybe some of our OEM customers and our operator customers consolidating, because we do believe there’s too many in that market segment chasing after the same opportunities. And that does cause a lot of conflict within the supply chain to determine who’s going to win which opportunities and who is, maybe, in some cases, double forecasting the opportunities. And the other advantage that we think will take place in the marketplace is it’ll be a little bit more rational from a pricing perspective when there are fewer players in that market segment. And we certainly always look for opportunities within our space, as you know, to consolidate and try to be the consolidator when it fits into our strategic plan from either a product perspective or from a technology perspective long-term.

Mark Cohodes - Rocker Partners - Analyst

Okay. Well, thanks and good luck.

Kevin Michaels - Powerwave Technologies - CFO

Thank you.

Operator

Thank you, very much, sir. Ladies and gentlemen, your next question comes from the line of James Faucette of Pacific Crest Securities. Please proceed.

James Faucette - Pacific Crest Securities - Analyst

Thanks. Most of my questions have been answered. I just have a few housekeeping ones. First of all, could you just quickly give us the thought process as to why you’re now looking for a lower tax rate during 2006 versus what you previously thought you’d be at?

Kevin Michaels - Powerwave Technologies - CFO

Sure. Question was regarding our tax rate. And, actually, I think our tax rate — actually, the targeted rate was about 10%. And we said, to be conservative, target around 20%. So our first quarter rate was 13.7, and part of that has to do with the fact we had a loss. Obviously, we don’t expect to continue to have a loss going forward.

And our tax rate for the year, the 10% rate is still in track to where we expect it all — where we anticipate it. It’s just we’re — with the tax rate and with our international operations, it is difficult for us to forecast accurately on that rate. So we’ve said to take a somewhat conservative trend on that. But we do believe the main drivers to our low tax rate right now is the fact that in the U.S. we wrote off last year, the prior year, our deferred tax asset, and that’s still written off. So we’re still registering a 0 rate in the U.S. And we expect that to continue throughout this year, and that will keep the tax low for this year.

James Faucette - Pacific Crest Securities - Analyst

Very good. And, then, as it relates to your customer base and mix and that kind of thing, have you seen much apparent shifting to you of market share or increased opportunities for your, say, OEM customers versus selling directly into carriers? Or is that pretty much as you’d expected it and as it has been?

Ron Buschur - Powerwave Technologies - President and CEO

Well, we haven’t really seen a lot of shift in the — our OEM customers and the programs or the tenders that they are winning. We’re not surprised by any of the announcements that are made or have been made. And we do believe that, as we’d indicated, we’re going to get back more towards an operator-more-driven mix than OEM this quarter that we’re currently in. So we believe that, moving forward, it should represent a similar trend than you’ve seen in the past from Powerwave from an OEM and operator split.

James Faucette - Pacific Crest Securities - Analyst

That’s great. Thank you, very much.

Operator

Thank you, very much, sir. [OPERATOR INSTRUCTIONS] Our next question comes from the line of Frank Marsala of first Albany. Please proceed.

Frank Marsala - First Albany - Analyst

Yes, thank you, gentlemen. Just, again, regarding the spectrum auctions, the June auctions, what are you assuming regarding who the potential winners of the stuff are? Would you agree that, for example, any new deployments, any new carriers there would take more time to roll out and so maybe that would carry into ‘07? So, just how aggressive are you being as far as your fourth quarter forecasts for some of the new deployment dollars in that area?

Ron Buschur - Powerwave Technologies - President and CEO

No, I think that’s a very good assessment of what we’re looking at, Frank. That’s why I indicated we might have a small amount in Q3. We do expect Q4 to show some growth. And we do expect some of that to roll over into ‘07. The real uncertainty is just who’s going to be picking up what element of the spectrum to really pinpoint whether it rolls into Q1 of ‘07 or if it’s completed in the end of Q4.

Frank Marsala - First Albany - Analyst

So, kind of, qualitatively, you would just say you’re not being too aggressive as far as what you’re assuming for Q4?

Ron Buschur - Powerwave Technologies - President and CEO

That’s correct.

Frank Marsala - First Albany - Analyst

Okay. Thanks, very much, guys.

Ron Buschur - Powerwave Technologies - President and CEO

Thank you.

Operator

Thank you, very much, sir. [OPERATOR INSTRUCTIONS] At this time — we do have a question from the line of Tony Rao of East Shore Partners. Please proceed, sir.

Tony Rao - East Shore Partners - Analyst

Good afternoon. Could you speak a little bit to — we’ve been talking about the AWS spectrum and there’s other bands opening up around the world. What is this doing — driving you from a standpoint of product development with your filter lines and the other tower tops and other devices that are very particular to specific frequencies? Is that going to create new opportunities for you? And are you developing any products at this time to support these opportunities?

Ron Buschur - Powerwave Technologies - President and CEO

Tony, great question. As you know and I showed you at the show there in Las Vegas, that we certainly have been designing some new products from a filter, RF conditioning perspective, as well as some amplifier products that we think would certainly satisfy this new spectrum. And it also opens up, I think, some opportunities for us to get a little bit closer of a relationship with some of the operator types of customers who are looking to pick up this spectrum. So this is a good opportunity for Powerwave, and we believe that we’ll be able to benefit from this opportunity, this additional spectrum.

Tony Rao - East Shore Partners - Analyst

So it sounds to me like you’ve been having conversations with the carriers already as they plan towards these actions? Is that fair to say?

Ron Buschur - Powerwave Technologies - President and CEO

That’s fair to say.

Tony Rao - East Shore Partners - Analyst

Okay. And one last question. It seems that China is, in typical fashion, is starting to have a home-grown competitor — competitors to PWAV and to other companies in your space here. How do you view that as a threat for future opportunities that come up in China? And, then, do you view them as a potential threat outside of China in your more — in your other markets worldwide?

Ron Buschur - Powerwave Technologies - President and CEO

Well, we’ve always indicated that there is a lot of competitors in the APAC region who are developing products and solutions that compete with Powerwave as well as our competitors. We take our competition very seriously. We’re not taking our business for granted, by no means. And we believe that we’re very well positioned to compete head to head with these suppliers on a global basis. And as you are aware, we have manufacturing capabilities in the APAC region, as well as about 95% of our supply chain is localized in the APAC region. And we have a presence in the APAC region from a sales and application perspective. So we believe we’re very well positioned there. And we have to earn the business at a global basis, and we plan on doing that and maintain our market share.

Tony Rao - East Shore Partners - Analyst

I’m aware of the presence you have in places like China and Korea, where you’ve done a good job. What’s your view on the opportunities that India is going to present?

Ron Buschur - Powerwave Technologies - President and CEO

Well, India certainly offers us a lot of opportunities. But it also offers us some challenges as well, because that’s a very price-sensitive market segment. And one of the things that we have to prepare ourselves for — and we have — is to be able to manufacture products in the geographic region and in-country so we don’t have the tax issues and the additional cost associated with bringing products into that country. So, with that, we have to be very careful on the tenders that we’re bidding and how we’re going to support those from a geographic perspective, because we can’t afford to ship all of our raw materials or finished products into India to compete into that market segment. So we’re looking at how we can service that in-country.

Tony Rao - East Shore Partners - Analyst

Okay. So that means you’re actively looking at potentially expanding manufacturing and so forth into the Indian continent?

Ron Buschur - Powerwave Technologies - President and CEO

We are certainly looking to have a manufacturing presence there, yes, Tony.

Tony Rao - East Shore Partners - Analyst

Okay. Thank you.

Operator

Thank you, very much, sir. [OPERATOR INSTRUCTIONS] Our next question comes from the line of Rich Valera of Needham & Company.

Rich Valera - Needham & Company - Analyst

Can you hear me?

Ron Buschur - Powerwave Technologies - President and CEO

Got it. Now we can.

Rich Valera - Needham & Company - Analyst

Sorry, I just wanted to clarify a response to a question earlier with respect to Sprint Nextel. I think the questioner had suggest — stated that — or asked if you were looking for anything in the Sprint Nextel’s 2.5 Gig deployment, where they’ve yet to make a technology decision, and I think you responded, yes. I just wanted to clarify that you are expecting them to actually make a technology decision in 2.5 gigahertz and go forward there, as opposed to doing incremental buildouts at 1,900 megahertz.

Ron Buschur - Powerwave Technologies - President and CEO

Well, I guess, Rich, you had a pretty good ear there. I suggested we plan on participating with it. I never alluded that they were going to make a decision one way or another. I think you need to really follow-up with Sprint and determine which protocol they’re going with, but we are certainly going to participate in that, and we definitely are going to be a partner for them. And we believe on an ongoing basis, we will participate in any buildout that takes place within the 1,900-megahertz type of frequencies and any other frequency domain that they may choose.

Rich Valera - Needham & Company - Analyst

Okay. And, Kevin, just on the tax rate, I think I asked last quarter, but I’ll ask again, for ‘07, what’s your best guess for a tax rate at this point?

Kevin Michaels - Powerwave Technologies - CFO

Right now I’d say — I would just target 20% right now for ‘07.

Rich Valera - Needham & Company - Analyst

Okay. And, just one final question, if I could. I know you guys don’t have a cable business, but have raw materials had any impact on your costs or margins at this point?

Ron Buschur - Powerwave Technologies - President and CEO

They absolutely have. I mean, the commodity pricing of copper and aluminum have increased, and that’s part of some of the pressure that we have from a gross margin perspective and a manufacturing perspective, we have to monitor on an ongoing basis. And I think our competitor certainly has given enough light and certainly have outlined the copper cost increases that they have seen. And, if you look, there is a large increase — or I shouldn’t say as large as what you’ve seen in copper — but there has been an increase on the commodity price of aluminum that has had an impact on us as well and is going to have an impact going forward. And that’s something that we have to manage on an ongoing basis in our business.

Rich Valera - Needham & Company - Analyst

So even with that, obviously, you’re expecting to continue to ramp the margins throughout the year through other — gains in volume and other efficiency gains?

Ron Buschur - Powerwave Technologies - President and CEO

Exactly. I mean, we have to focus on our operations to drive the efficiencies through our supply chain, our manufacturing, as well as looking at some of the commodity types of products that we have and make sure that we deliver on the sales revenue. As you can see, that has a tremendous impact, as well, on our financial performance from a margin perspective, getting absorption of the factories.

Rich Valera - Needham & Company - Analyst

Okay. Thank you.

Ron Buschur - Powerwave Technologies - President and CEO

Thank you.

Operator

Thank you, very much, sir. [OPERATOR INSTRUCTIONS] At this time, we have no further questions. I’d like to turn the call back over to our speakers for any closing remarks they may have. Gentlemen?

Ron Buschur - Powerwave Technologies - President and CEO

I want to thank everyone for joining us today and your continued interest in Powerwave Technologies. I can assure you we remain focused and excited about the opportunities in the current wireless infrastructure market. We look forward to sharing with you our results for the second quarter of 2006.

Operator

Thank you, very much, sir. Thank you, ladies and gentlemen, for your participation in today’s conference call. This concludes the presentation, and you may now disconnect. Have a good day.

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